UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019 (October 22, 2019)

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VNDA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2019, the Board of Directors (the “Board”) of Vanda Pharmaceuticals Inc. (the “Company”) elected Anne Sempowski Ward, age 47, as a director of the Company, effective as of October 28, 2019. Ms. Ward’s initial term will expire at the Company’s 2020 annual meeting of stockholders. In connection with Ms. Ward’s election, and pursuant to the Company’s bylaws, the Board has increased the number of directors from five to six. The full text of the press release announcing Ms. Ward’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Ms. Ward currently serves as the Chief Executive Officer and Board Member at CURiO Brands, a consumer goods company that manufactures and sells personal care and home fragrance products. Prior to CURiO Brands, Ms. Ward served as the CEO of Thymes, LLC from April 2012 until January 2016 when it merged with DPM Fragrance to become CURiO Brands. In July 2008, Ms. Ward co-founded The FORWARD Group, a consulting firm focused on growth strategies for mid-sized companies and key executives, and served as its Chief Executive Officer until April 2012. Previously, from October 2007 until July 2010, Ms. Ward was with Johnson Publishing Company, serving as the President and Chief Operating Officer of its Ebony, Jet and Fashion Fair Cosmetics business units. Prior to that, Ms. Ward served as an Assistant Vice President for The Coca-Cola Company from September 2006 until September 2007 and held various positions with Procter & Gamble between May 1994 and August 2006, most recently as Associate Marketing Director, Beauty. Ms. Ward holds a B.S. in Mechanical Engineering and Material Science from Duke University and an M.B.A. from Duke University’s Fuqua School of Business.

Pursuant to the Company’s outside director compensation program, Ms. Ward was granted an option to purchase 35,000 shares of the Company’s common stock at an exercise price of $14.21 per share, the closing price per share of the common stock on October 28, 2019, the date on which she joined the Board. Twenty-five percent of such option will vest following one year of continuous service on the Board, with the remaining 75% vesting in equal monthly installments over a period of three years thereafter while Ms. Ward continues to provide service as a member of the Board. In the event of a change of control of the Company, the option will accelerate and become immediately exercisable. Ms. Ward will also receive a $45,000 annual fee, payable quarterly. In addition, she will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2020, an option to purchase 10,000 shares of the Company’s common stock and 5,000 shares of the Company’s common stock underlying a restricted stock unit award. Such annual option and restricted stock unit awards will vest one year from the date of grant, except that in the event of a change of control of the Company the option or restricted stock unit will accelerate and become immediately 100% vested. The outside director compensation program will be described in further detail in the Company’s Definitive Proxy Statement for its 2020 annual meeting of stockholders to be filed with the Securities and Exchange Commission in April 2020.

Ms. Ward and the Company have entered into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her service as a director. The indemnification agreement is in the form entered into with the Company’s other directors and executive officers. This form is filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-130759), as originally filed on December 29, 2005.

The Board has determined that Ms. Ward is an independent director in accordance with applicable rules of the Securities and Exchange Commission and The Nasdaq Global Market.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release of Vanda Pharmaceuticals Inc. dated October 28, 2019.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2019	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
	Name:	Timothy Williams
	Title:	Senior Vice President, General Counsel and Secretary